Exhibit 99.2

PETROLEUM DEVELOPMENT CORPORATION
Consolidated Statements of Cash Flows
(unaudited; in thousands)

Year Ended December 31,	2007	2006	2005
Cash flows from operating activities:
Net income	$ 33,209	$ 237,772	$ 41,452
Adjustments to net income to reconcile to net cash
provided by operating activities:
Deferred income taxes	12,201	86,431	3,351
Depreciation, depletion and amortization	70,844	33,735	21,116
Amortization of debt issuance costs	394	-	-
Impairment of oil and gas properties	1,485	1,519	-
Accretion of asset retirement obligation	999	515	465
Exploratory dry hole costs	1,775	1,790	11,115
Gain from sale of leaseholds	(33,291)	(328,000)	(7,669)
(Gain) loss from sale of assets	(31)	9	(207)
Expired and abandoned leases	1,786	2,169	48
Stock based compensation	2,286	1,516	660
Unrealized losses (gains) on derivative transactions	4,642	(7,620)	3,226
Excess tax benefits from stock-based compensation	(673)	(70)	-
Changes in current assets and liabilities:
(Increase) decrease in restricted cash	(14,254)	982	(836)
(Increase) in accounts receivable	(16,456)	(9,935)	(11,811)
(Increase) in accounts receivable - affiliates	(2,302)	(194)	(5,319)
Decrease (increase) in inventories	1,285	1,987	(3,398)
Decrease (increase) in other current assets	4,839	(2,106)	3,482
Increase (decrease) in production tax liability	10,802	(261)	3,317
(Decrease) increase in accounts payable and accrued expenses	(10,869)	13,010	19,440
(Decrease) increase in accounts payable - affiliates	(3,099)	6,116	112
Increase in advances for future drilling contracts	13,645	4,773	7,502
(Decrease) increase in federal and state income taxes payable	(27,124)	19,950	8,473
Increase (decrease) in funds held for future distribution	7,488	(575)	18,505
Other	723	3,877	(652)
Net cash provided by operating activities	60,304	67,390	112,372

Cash flows from investing activities:
Capital expenditures	(238,988)	(146,180)	(97,390)
Acquisition of oil and gas properties, net of cash acquired	(255,661)	(18,512)	-
Investment in drilling partnerships	-	(7,151)	(7,160)
Exploration costs	-	(765)	(1,918)
Decrease (increase) in restricted/designated cash	191,156	(192,416)	-
Proceeds from sale of leases to partnerships	1,371	1,798	2,829
Proceeds from sale of leaseholds/assets	34,701	353,600	9,597
Net cash used in investing activities	(267,421)	(9,626)	(94,042)

Cash flows from financing activities:
Proceeds from debt	352,000	302,000	91,000
Proceeds from short-term debt	-	20,000	-
Payment of long-term debt	(254,000)	(209,000)	(88,000)
Payment of debt issuance costs	(1,468)	(160)	(423)
Proceeds from issuance of stock	183	31	12
Excess tax benefits from stock-based compensation	673	70	-
Minority interest investment	800	-	-
Purchase of treasury stock	(646)	(66,489)	(7,879)
Net cash provided by (used in) financing activities	97,542	46,452	(5,290)
Net (decrease) increase in cash and cash equivalents	(109,575)	104,216	13,040
Cash and cash equivalents, beginning of period	194,326	90,110	77,070
Cash and cash equivalents, end of period	$ 84,751	$ 194,326	$ 90,110